As filed with the U.S. Securities and Exchange Commission on June 10, 2025

Registration No. 333-[_____]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GARDEN STAGE LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Sze Ho, CHAN

Chief Executive Officer, Director and

Interim Chief Financial Officer

Garden Stage Limited

30th Floor, China Insurance Group Building

141 Des Vouex Road Central

Central, Hong Kong

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Garden Stage Limited

2025 Equity Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

Tel: +852 2688 6333

(Telephone number, including area code, of agent for service)

Copies to:

Shane Wu, Esq.

Ross D. Carmel, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Telephone: (212) 930-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) relates to an additional 5,900,000 ordinary shares, par value $0.0001 per share of Garden Stage Limited (the “Registrant,” the “Company,” “we,” “us” or “our”), which are issuable pursuant to awards that may be granted under our Equity Incentive Plan, as amended (the “Plan”). There may be additional shares that will become reserved for issuance as a result of the operation of the “evergreen” provision in the Plan. Under the Plan, a total of 5,900,000 ordinary shares have been reserved for issuance upon the grant of awards and exercise of options to directors, officers, employees and consultants of the Company and of the Company’s affiliates, subject to increase under the “evergreen” provision in the plan. Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s Prior Registration Statements are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier registration statement are presented herein. Only those items of Form S-8 containing new information not contained in the Prior Registration Statements are presented herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I, and the Note to Part I of Form S-8 will be delivered to each of the participants in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), but these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus) and other documents required to be delivered to eligible employers, non-employee directors and consultants pursuant to Rule 428(b) are available without charge by contacting: Chan Sze Ho, Chief Executive Officer of Garden Stage Limited, 30th Floor, China Insurance Group Building, 141 Des Voeux Road Central, Central, Hong Kong at +852 2688 6333.

Investment in our ordinary shares involves a high degree of risk. See “Risk Factors” contained in this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference in this prospectus, and in any applicable prospectus supplement. You should carefully read this prospectus and the documents we incorporate by reference, before you invest in our ordinary shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 10, 2025.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contains forward-looking statements, about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors,” beginning on page 5 of this prospectus. The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

RISK FACTORS

An investment in our Ordinary Shares involves risks. Prior to making a decision about investing in our ordinary shares, you should consider carefully all of the information contained or incorporated by reference in this prospectus, including any risks in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our registration statement on Form F-3 (Registration No. 333-283618) filed on February 18, 2025, which went effective on March 10, 2025, and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements for the years ended March 31, 2024, incorporated by reference in this prospectus have been so included in reliance on the report of J&S Associate PLT, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The office of J&S Associate PLT is located at B-11-14, Megan Avenue II 12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia.

The consolidated financial statements as of and for the year ended March 31, 2023, incorporated by reference in this prospectus have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The office of Marcum Asia CPAs LLP is located at 7 Penn Plaza Suite 830, New York, NY 10001.

The consolidated financial statements for the year ended March 31, 2022, incorporated by reference in this prospectus have been so included in reliance on the report of Friedman LLP an independent registered public accounting firm, given on their authority as experts in accounting and auditing. Friedman LLP was merged with Marcum LLP on September 1, 2022, and filed its application to withdraw the PCAOB registration on December 30, 2022.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

●	our Annual report on Form 20-F for the fiscal year ended March 31, 2024, filed with the SEC on July 31, 2024;

●	our report of foreign private issuer on Form 6-K, furnished to the SEC on December 5, 2023, February 1, 2024, March 28, 2024, April 5, 2024, January 24, 2025, April 9, 2025 and April 11, 2025;

●	the description of our ordinary shares contained in our registration statement on Form 8-A, filed with the SEC on November 30, 2023, and any amendment or report filed for the purpose of updating such description;

●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

●	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Our March 31, 2024, Annual Report contains a description of our business primarily through our subsidiaries in Hong Kong and audited consolidated financial statements with reports by our independent auditors. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents incorporated by reference have been modified or superseded. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a documents states that one of its exhibits is incorporated into the document itself). Such request should be directed to: Garden Stage Limited, 30th Floor, China Insurance Group Building, 141 Des Voeux Road Central, Central, Hong Kong; Tel: +852 2688 6333.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

●	our Annual report on Form 20-F for the fiscal year ended March 31, 2024, filed with the SEC on July 31, 2024;

●	our report of foreign private issuer on Form 6-K, furnished to the SEC on December 5, 2023, February 1, 2024, March 28, 2024, April 5, 2024, January 24, 2025, April 9, 2025 and April 11, 2025;

●	the description of our ordinary shares contained in our registration statement on Form 8-A, filed with the SEC on November 30, 2023, and any amendment or report filed for the purpose of updating such description;

●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

●	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Our March 31, 2024, Annual Report contains a description of our business primarily through our subsidiaries in Hong Kong and audited consolidated financial statements with reports by our independent auditors. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents incorporated by reference have been modified or superseded. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a documents states that one of its exhibits is incorporated into the document itself). Such request should be directed to: Garden Stage Limited, 30th Floor, China Insurance Group Building, 141 Des Voeux Road Central, Central, Hong Kong; Tel: +852 2688 6333.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Any underwriting agreement entered into in connection with an offering of securities will also provide for indemnification of us and our officers and directors in certain cases.

Item 7. Exemption From Registration Claimed.

The grant of our securities were issued as compensation awards or as enticement or incentive awards. These grants were exempt from registration pursuant to Section 4(2) of the Securities Act

Item 8. Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Document
5.1*	Opinion of Travers Thorp Alberga regarding the validity of the securities being registered
10.1*	Garden Stage Limited 2025 Equity Incentive Plan.
23.1*	Consent of J&S Associate PLT
23.2*	Consent of Marcum Asia CPAs LLP
23.3*	Consent of Friedman, LLP
24.1*	Power of Attorney of the directors of the Registrant (contained in the signature pages hereto).
107*	Filing Fee Table.

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hong Kong, on the 10th of June, 2025.

GARDEN STAGE LIMITED

By:	/s/ Sze Ho, CHAN
Sze Ho, CHAN
Chief Executive Officer and Interim Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

Power of Attorney

Each person whose signature appears below constitutes and appoints each of Sze Ho CHAN as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations, and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Sze Ho, CHAN	Chief Executive Officer, Director, and Interim Chief Financial Officer	June 10, 2025
Sze Ho, CHAN	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Ngan Sammy, SHUM	Director	June 10, 2025
Ngan Sammy, SHUM

/s/ Sheung Chi Steven, WU	Director	June 10, 2025
Sheung Chi Steven, WU

/s/ B Ray Billy, TAM	Director	June 10, 2025
B Ray Billy, TAM

/s/ Kevin, GUAN	Director	June 10, 2025
Kevin, GUAN

/s/ Kit Wa, TO	Director	June 10, 2025
Kit Wa, TO

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